Exhibit 10.3

EXECUTION COPY

TAX INDEMNITY AGREEMENT

(T1)

Dated as of August 17, 2000

between

JOLIET GENERATION I, LLC,

Owner Participant,

and

EDISON MISSION ENERGY

JOLIET STATION

COAL-FIRED ELECTRIC GENERATING FACILITY

TABLE OF CONTENTS

SECTION 1.	Definitions		2

SECTION 2.	Tax Assumptions		7

SECTION 3.	Records and Statements		10

SECTION 4.	Lessee’s Tax Representations		10

SECTION 5.	Owner Participant’s Tax Representations		12

SECTION 6.	Indemnification of Certain Income Tax Consequences		12
	6.1	Definition of Loss	12
	6.2	Indemnification for Deduction Losses	13
	6.3	Indemnification for Inclusion Losses	14
	6.4	Indemnification for Foreign Tax Credit Losses	15
	6.5	Notice of Indemnified Tax Loss	15
	6.6	Computation of Tax Loss and Tax Indemnity	15
	6.7	Method of Payment	16
	6.8	Time of Payment	16
	6.9	Tax Savings	17
	6.10	Verification	18

SECTION 7.	Excluded Events		19

SECTION 8.	Contests		23

SECTION 9.	Adjustment of Termination Values		25

SECTION 10.	Miscellaneous		26
	10.1	Survival	26
	10.2	Late Payments	26
	10.3	Notices	26
	10.4	Assignment by the Parties	26
	10.5	Set Off, Counterclaim, Etc.	27
	10.6	Method of Payment	27
	10.7	Severability	27
	10.8	Governing Law	27

10.9	Counterparts	28
10.10	Future Changes	28
10.11	Confidentiality	28
10.12	Non-Parties	29

ii

TAX INDEMNITY AGREEMENT

(T1)

This TAX INDEMNITY AGREEMENT (T1), dated as of August 17, 2000 (as amended, supplemented or otherwise modified from time to time, in accordance with the provisions hereof, this “Tax Indemnity Agreement” or this “Agreement”), between the Owner Participant and EME.

WITNESSETH:

WHEREAS, Midwest and the Owner Participant have undertaken certain obligations described in the Participation Agreement among said parties and the other parties thereto dated as of August 17, 2000 (the “Participation Agreement”);

WHEREAS, Midwest has leased the Facility pursuant to the Facility Lease from the Owner Lessor; and

WHEREAS, the Owner Lessor has leased the Facility Site pursuant to the Facility Site Lease from Midwest;

WHEREAS, Midwest has subleased the Facility Site pursuant to the Facility Site Sublease from the Owner Lessor; and

WHEREAS, the parties hereto intend to set forth their agreement with respect to the circumstances under which EME shall be required to indemnify the Owner Participant against certain adverse United States Federal income tax consequences referred to below.

NOW, THEREFORE, in consideration of the foregoing premises, the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

SECTION 1               SECTION 1               DEFINITIONS

The capitalized terms used in this Agreement, including the foregoing recitals and not otherwise defined herein shall have the respective meanings set forth and incorporated by reference, and shall be construed and interpreted as specified in Appendix A to the Participation Agreement.

For all purposes hereof the following expressions shall, unless the context otherwise requires, and whether used in the singular or plural, have the following respective meanings:

“20-Year MACRS Deductions”	the meaning specified in Section 2(a)(iv).

“39-Year MACRS Deductions”	the meaning specified in Section 2(a)(v).

“Assumed Deductions”	the meaning specified in Section 2(e).

“Assumed Tax Rate”	the meaning specified in Section 2(e).

“Deduction Loss”	the meaning specified in Section 6.1(i).

“Deemed Last Utilized Taxes”	foreign taxes arising in a lease transaction in which there is a provision that foreign taxes arising out of such transaction are deemed to be utilized last.

“Depreciation Deductions”	the meaning specified in Section 2(a).

“Final Determination”

(i)                                  a decision, judgment, decree or other order by any court of competent jurisdiction, which decision, judgment, decree or other order has become final after all appeals allowable by law and hereunder by either party to the action have been exhausted or the time for filing such appeals has expired, or in any case where judicial review shall at the time be unavailable because the proposed adjustment involves a decrease in a net operating loss carryforward or a business credit carryforward, a decision, judgment, decree or other order of an administrative official or agency of competent jurisdiction, which decision, judgment, decree or other order has become final (i.e., where all administrative appeals have been exhausted by all parties thereto),

(ii) a closing agreement entered into under section 7121 of the Code or any other settlement agreement entered into in connection with an administrative or judicial proceeding,

(iii) the expiration of the time for instituting a suit with respect to a claimed deficiency, or

(iv) the expiration of the time for instituting a claim for refund, or if such a claim was filed, the expiration of the time for instituting suit with respect thereto.

“Inclusion Losses”	the meaning specified in Section 6.1(ii).

“Indemnified Tax Loss”	a Tax Loss for which EME is obligated to reimburse the Owner Participant pursuant to Section 6.2 or Section 6.3.

“Interest Deductions”	the meaning specified in Section 2(c).

“Lessee Actions”	the meaning specified in Section 6.2(viii).

“Lessee Person”	the meaning specified in Section 4(iv).

“Lessee Tax Representations”	the representations, warranties and covenants set forth in Section 4.

“Lessor Group Member”	the meaning specified in Section 7(a)(i).

“Lump Sum Method”

A method pursuant to which EME shall pay to the Owner Participant a lump sum (computed as provided in Section 6.6 hereof) equal to the present value (discounted at a rate to preserve the Owner Participant’s Expected Return) of all additional federal income taxes currently payable and anticipated to be payable in future years by the Owner Participant as a result of such Indemnified Tax Loss, less (but not below zero) the present value (discounted at a rate to preserve the Owner Participant’s Expected Return) of all anticipated future tax savings that the Owner Participant would not realize but for such Indemnified Tax Loss or other event giving rise thereto (for purposes of this calculation, additional federal income taxes anticipated to be payable or reduced will be computed in accordance with Section 6.6 and on the basis that then-existing laws will prevail in such subsequent years).

“MACRS”	the Modified Accelerated Cost Recovery System described in Section 168(b) and 168(c) of the Code.

“Owner Participant”

Joliet Generation I, LLC, a Delaware limited liability company, its successors and permitted assigns. As defined herein, the term “Owner Participant” shall include any affiliated group of corporations (and any member thereof) of which the Owner Participant is or shall become a member, if consolidated, unitary or combined returns are or shall be filed for such affiliated group for U.S. federal, state or local income tax purposes.

“Permitted Act”	the following acts, in each case to the extent expressly permitted under the Operative Documents and not in violation of any provision of the Operative Documents:

(i) the enforcement of any warranties (including any claims for damages arising from any warranties),

(ii) any Financing or Refinancing pursuant to and in accordance with Section 14 of the Participation Agreement,

(iii) Renewal pursuant to and in accordance with Section 15 of the Facility Lease,

(iv) Return of the Undivided Interest pursuant to and in accordance with Section 5 of the Facility Lease, both as it applies therein and as incorporated by the Facility Sublease,

(v) Termination of the Facility Lease pursuant to and in accordance with Section 13 or Section 14 of the Facility Lease,

(vi) The contest of any Applicable Law, requirements, Permitted Liens, judgments or awards pursuant to and in accordance with Section 8.1 of the Facility Lease,

(vii) The creation, incurring, assumption or suffering to exist of any Permitted Lien upon the Facility,

(viii)                  The provision, obtaining or maintaining of any insurance or self-insurance with respect to the Facility pursuant to and in accordance with Section 11 of the Facility Lease or at levels required by Section 11 of the Facility Lease,

(ix) The maintenance of the Facility pursuant to and in accordance with Section 7.1 of the Facility Lease,

and the replacement of Components pursuant to and in accordance with Section 7.2 of the Facility Lease,

(x) The making of any Required Improvement pursuant to and in accordance with Section 8.1 of the Facility Lease,

(xi) Any acts taken by Midwest which are pursuant to any request by the Owner Participant pursuant to and in accordance with Section 22.10 of the Facility Lease,

(xii) The postponement of the Closing Date in accordance with Section 2.2(a) of the Participation Agreement,

(xiii) The waiver of any conditions precedent contained in Section IV of the Participation Agreement,

(xiv) The request for verification pursuant to and in accordance with Section 12.2(d) of the Participation Agreement or Sections 6.10 or 9 of this Agreement,

(xv) Any direction to adjust the Basic Lease Rent and Termination Values pursuant to and in accordance with Section 3.4 of the Facility Lease,

(xvi)                  The obtaining of an appraisal or other valuation or market report with respect to the Facility or interests therein pursuant to and in accordance with Sections 5.2(d), 10.4(c), 10.4(f) or 15.4 of the Facility Lease, and

(xvii)              The disclosure of transactions contemplated by the Operative Documents in the financial statements of Midwest and the consolidated financial statements of Edison Mission Energy or any Lessee Person as required by generally accepted accounting principles.

“Reasonable Basis”	shall mean reasonable basis within the meaning of Section 6662(d)(2)(B)(ii)(II) of the Code and the Treasury Regulations promulgated thereunder.

“Section 467 Interest Deductions”	the meaning specified in Section 2(d).

Statement”	the meaning specified in Section 6.5.

“Substantial Authority”	shall mean substantial authority within the meaning of Section 6662(d)(2)(B)(i) of the Code and the Treasury Regulations promulgated thereunder.

“Tax Assumptions”	the meaning specified in the introductory paragraph of Section 2.

“Tax Law Change”

any changes in, modifications to, or issuances of (i) the Code (including those arising from technical corrections legislation), (ii) any treaties, (iii) any regulations, revenue rulings, revenue procedures or other administrative pronouncements, or any judicial decision, which occur after the Closing Date.

“Tax Loss”	the meaning specified in Section 6.1(iii).

“Transaction Cost Deductions”	the meaning specified in Section 2(b).

SECTION 2               SECTION 2               TAX ASSUMPTIONS

The Owner Participant and EME acknowledge that the Basic Lease Rent and Termination Values under the Facility Lease and the Owner Participant’s Expected Return have been calculated based upon the following income tax assumptions (the “Tax Assumptions”) for United States federal income tax purposes:

(a)                               on the Closing Date:

(i)           99.9% of the Purchase Price will be attributable to property at the Facility that constitutes 20-year property under Section 168(e) of the Code and be entitled to 20-year, 150 percent declining balance method (switching to the straight-line method when most favorable) depreciation deductions, utilizing the half-year convention and a zero salvage value, under the MACRS (the “20-Year MACRS Deductions”);

(ii)          0.1% of the Purchase Price will be attributable to property at the Facility that constitutes non-residential real property under Section 168(e) of the Code and be entitled to 39-year straight-line method of depreciation using a mid-month convention and zero salvage value, under the MACRS (the “39-Year MACRS Deductions”).

The 20-Year MACRS Deductions and 39-Year MACRS Deductions are referred to collectively as the “Depreciation Deductions.”

(b)          Transaction Costs will be amortizable under the Code on a straight-line basis over the Basic Lease Term (the “Transaction Cost Deductions”).

(c)          The Lessor Loan will constitute a loan made to the Owner Lessor, and the Owner Participant will be entitled to current deductions under Section 163(a) of the Code for all interest, premium, if any, and all other amounts except principal paid or accrued on the Lessor Loan (the “Interest Deductions”).

(d)          The Owner Participant will be entitled to current deductions of amounts paid as “section 467 interest” with respect to “section 467 fixed rent” paid but not yet accrued pursuant to the terms of the Facility Lease as required by Section 467 of the Code and the Treasury Regulations thereunder (the “Section 467 Interest Deductions”).

(e)          As a result of entering into the transactions contemplated by the Operative Documents, the Owner Participant will not be required to include any amount in gross income prior to termination of the Facility Lease other than: (i) payments of Basic Lease Rent (and, if the Facility Lease is renewed, Renewal Lease Rent) in the amounts and at the times such amounts are accrued pursuant to the terms of the Facility Lease; (ii) gain upon the receipt of Termination Value (or other amounts based on Termination Value) in the amount and at the time such payment is required to be made; (iii) gain upon sale of the Facility or of all or any of the Owner Participant’s interest in the Owner Lessor; (iv) payments made on an After-Tax Basis to the Owner Participant or the Owner Lessor; (v) amounts expressly identified as interest under the Operative Documents; (vi) any other amount to the extent such item of income result in an equal and offsetting deduction of the same character in the same taxable year as the inclusion; and (vii) amounts accrued as “section 467 interest” with respect to “section 467 fixed rent” accrued but not yet paid pursuant to the terms of the Facility Lease as required by Section 467 of the Code and the Regulations thereunder.

(f)           The federal income tax rate applicable to the Owner Participant will be 35% (the “Assumed Tax Rate”), and the Owner Participant will always have sufficient taxable income for federal income tax purposes to realize fully the income tax benefit of the Depreciation Deductions, Transaction Cost Deductions, Interest Deductions and the Section 467 Interest Deductions (collectively, the “Assumed Deductions”).

(g)          The Facility Lease will be a “true lease” for federal income tax purposes, under which the Owner Participant shall be treated as owner and lessor, and Midwest shall be treated as lessee, of the Facility for such purposes.

(h)          The Owner Participant will compute its federal taxable income on a calendar-year basis using the accrual method of accounting.

(i)           The Facility will be treated as placed in service by the Owner Participant on the Closing Date.

(j)           The Facility Lease will not be a “disqualified leaseback or long-term agreement” within the meaning of Section 467(b)(4) of the Code, and the Owner Participant will not be subject to application of Section 467(b)(2) of the Code with respect to Basic Lease Rent.

(k)          The Owner Lessor will be treated as a grantor trust under Sections 671-679 of the Code or otherwise disregarded, and the Owner Participant, as beneficial owner of the Owner Lessor, will be entitled and required to take into account, in computing its federal taxable income, all items of income, gain, loss, deduction and credit with respect to its interest in the Facility.

(l)           Basic Lease Rent, Renewal Lease Rent and all other gains, losses, income, deductions and credits under the Facility Lease or the transactions contemplated by the Operative Documents will be treated as U.S. source pursuant to Sections 861-865 of the Code.

The Owner Participant and, to the extent required to file and Midwest will each file federal and state income tax returns in a manner consistent with the Tax Assumptions.

If the Owner Participant shall suffer an Indemnified Tax Loss and shall have been (or is being) indemnified by EME for such Indemnified Tax Loss pursuant to the terms of this Agreement, then the Tax Assumptions set forth above, without further act of the parties hereto, shall thereupon be and be deemed to be amended, if and to the extent appropriate at the time of such Indemnified Tax Loss, to reflect such Indemnified Tax Loss.

No private letter ruling will be sought from the Internal Revenue Service (the “IRS”) with respect to the availability of any of the Assumed Deductions. EME makes no representation or warranty as to the Tax Assumptions or with respect to the availability of any of the Assumed Deductions except as expressly set forth herein or in the other Operative Documents.

SECTION 3     SECTION 3     RECORDS AND STATEMENTS

Midwest shall maintain such information or records relating to the Facility as are regularly maintained by Midwest or as may be required by law to be maintained and shall provide or cause to be provided such information as the Owner Participant may reasonably request, at Midwest’s cost and expense, as necessary or required in order to enable the Owner Participant to fulfill its tax filing, tax audit, and tax litigation obligations, including but not limited to Federal income tax filing obligations.

SECTION 4     SECTION 4     LESSEE’S TAX REPRESENTATIONS

EME represents and warrants to the Owner Participant that:

(i)           During the Basic Lease Term, no portion of the Facility is, or will become, tax-exempt use property within the meaning of Section 168(h)(1) of the Code, tax-exempt bond financed property within the meaning of Section 168(g)(5) of the Code or “public utility property” within the meaning of Section 168(i)(10) of the Code;

(ii)          All written, factual information provided by Midwest or EME to the Appraiser in connection with the Closing Date Appraisal, and identified in an appendix thereto (a copy of which appendix being attached as Exhibit I to this Tax Indemnity Agreement) as information upon which the Appraiser relied, was, to the best of such party’s knowledge, accurate at the time given and on the Closing Date;

(iii)         On the Closing Date, no Improvements will be required in order to render the Facility complete for its intended use by Midwest, other than ancillary items of removable equipment of a kind customarily selected and furnished by lessees of property substantially similar to the Facility;

(iv)         Neither Midwest nor any sublessee or other user or Person in possession of the Facility or any portion thereof, nor any affiliate of any of the foregoing, but excluding in all events the Owner Lessor and the Owner Participant, (each a “Lessee Person”) has taken, or will take, any position in any filing by it for federal, state or local income tax purposes that is inconsistent with the Tax Assumptions (unless consistent with a contrary Final Determination binding on the Owner Participant or Midwest with respect to such position);

(v)          No Lessee Person shall take any position with respect to the timing of rental income and deductions with respect to the Facility Lease that is inconsistent with the Tax Assumptions; and

(vi)         Except as expressly provided in the Operative Documents, neither Midwest nor any Affiliate thereof has or will acquire any interest in or otherwise directly or indirectly guarantee the Lessor Loan; in addition, as of the Closing Date, neither Midwest nor any Affiliate thereof owns any interest, directly or indirectly, in the Lender and the Lender owns no interest, directly or indirectly, in Midwest nor any Affiliate of either thereof.

The inaccuracy of any Lessee Tax Representation shall not give rise to a Lease Event of Default.

SECTION 5     SECTION 5     OWNER PARTICIPANT TAX REPRESENTATIONS

The Owner Participant represents, warrants and covenants to EME that:

(i)           The Owner Participant reasonably expects that (i) the taxable income of the consolidated tax group of which it is a member (or in which its income is otherwise included) will be subject to the highest marginal rate of federal income tax in effect from time to time throughout the Basic Lease Term, and (ii) its income will be included in such consolidated group throughout the Basic Lease Term; and

(ii)          the Owner Participant will file its income tax returns by accruing Basic Lease Rent in accordance with the Tax Assumptions.

SECTION 6     SECTION 6     INDEMNIFICATION OF CERTAIN INCOME TAX CONSEQUENCES

Section 6.1         Definition of Loss.  The Owner Participant shall have suffered a “Tax Loss” for purposes of this Agreement if the Owner Participant:

(i)           shall suffer a delay in claiming, shall not have the right to claim or shall not claim (in each case, after receiving a written opinion of independent tax counsel selected by the Owner Participant and reasonably acceptable to EME to the effect that as a result of a change in (or newly discovered) facts subsequent to the Closing Date (or, with respect to a modification, substitution or replacement or rebuilding of the Facility or any portion thereof, any Tax Law Change enacted, adopted, promulgated or decided on or after the Closing Date) there is no Reasonable Basis to make such claim), or shall lose, suffer a disallowance of or be required to recapture all or any portion of the Assumed Deductions (a “Deduction Loss”) subject, in each instance, to the exclusions set forth in Section 7 below, or

(ii)          shall be required by the IRS to include in its gross income an amount (to the extent not offset by deductions of the same character (to the extent, if any, that the character of such deductions is relevant for purposes hereof) in the taxable year of the Owner Participant in which such amounts are included in income) not described under the Tax Assumptions

(collectively “Inclusion Losses”), subject, in each instance, to exclusions set forth in Section 7 below (together with Deduction Losses, “Tax Losses”).

Section 6.2         Indemnification for Deduction Losses.  EME shall reimburse the Owner Participant for any Deduction Loss resulting from the following:

(i)           any act or failure to act by Midwest or any Lessee Person, other than (i) the execution or delivery of the Operative Documents, (ii) any act or failure to act expressly required by the Operative Documents, (iii) any Permitted Act, or (iv) any act or failure to act taken at the express written request of the Owner Participant (other than during the continuance of a Lease Event of Default);

(ii)          the breach, inaccuracy or incorrectness of any of the Lessee Tax Representations, or the breach of any of the representations, warranties or covenants by Midwest contained in Sections 3.1(a), (b), (c), (d), (f), (g), (h), (i), G), (k), (m), (q), (r), (s), (t), (u), (v), (w) or (x), of the participation Agreement, or by EME contained in Sections 3.2(a), (b), (c), (d), (e), (f), (g), (h), (i) or (k) or 8.2 of the Participation Agreement;

(iii)         any loss, damage, destruction, casualty, replacement, substitution, repair, rebuilding, theft, taking, confiscation, requisition, seizure or condemnation of all or any portion of the Facility;

(iv)         the receipt of any warranty, damage, refund, insurance, indemnity or similar payment that is not retained by the Owner Participant or the Owner Lessor;

(v)          the bankruptcy, insolvency or other proceeding for the relief of debtors of, or any foreclosure on or against Midwest or any Lessee Person;

(vi)         amendments to the Operative Documents to which neither the Owner Trustee nor the Owner Participant is a party;

(vii)       any modification, repair or alteration made to the Facility by any Lessee Person that is not permitted under Revenue Procedure 75-21 as modified and supplemented by Revenue Procedure 75-28; or

(viii)      any foreclosure or pursuit of remedies (whether by the Owner Participant or otherwise) resulting from a Lease Event of Default under the Facility Lease (with (i) through (viii) being referred to as “Lessee Actions”).

Section 6.3         Indemnification for Inclusion Losses.  EME shall reimburse the Owner Participant for any Inclusion Loss resulting from the following:

(i)           any Lessee Action described in Section 6.2(i), 6.2(ii), 6.2(iii), 6.2(iv), 6.2(v), or 6.2(viii);

(ii)          any alteration, modification, addition or improvement to, the Facility or any portion thereof;

(iii)         a change, adjustment or modification of the allocation or payment schedules of Basic Lease Rent or Renewal Lease Rent in connection with a Lease Event of Default;

(iv)         payment by Midwest of Basic Lease Rent, Renewal Lease Rent or Termination Value prior to the date required under the Facility Lease other than at the express written request of the Owner Participant (other than a payment made at the request of the Owner Participant during the continuance of a Lease Event of Default);

(v)          any refinancing of the Lessor Loan;

(vi)         any amendment effected after the Closing Date of or to any Operative Document (A) that is made, initiated or requested by Midwest unless the Owner Participant or the Owner Lessor is a party, or has consented in writing to, such amendment or (B) that is undertaken in connection with a Lease Event of Default;

(vii)       any prepayment, late payment or nonpayment of Basic Lease Rent or Renewal Lease Rent or other payment under the Facility Lease;

(viii)      any payment of expenses by or on behalf of Midwest (other than Transaction Costs paid by the Owner Lessor); or

(ix)         any earnings or other income on amounts constituting proceeds of payments under the Operative Documents which are required or permitted to be held by the Owner Participant or the Owner Trustee (excluding payments of Basic Lease Rent, Renewal Lease Rent or any other payment under the Facility Lease payable as interest, principal or premium with respect to the Lessor Loan).

Section 6.4         Intentionally Omitted.

Section 6.5         Notice of Indemnified Tax Loss.  In the event of an Indemnified Tax Loss, the Owner Participant shall give EME written notice thereof accompanied by a written statement (the “Statement”) describing such Indemnified Tax Loss in reasonable detail, stating the amount the Owner Participant believes to be payable by EME on account thereof pursuant to the terms hereof and providing the computation of such amount.

Section 6.6         Computation of Tax Loss and Tax Indemnity.  Any tax indemnity payable by EME shall be computed based on the Tax Assumptions and shall be computed by assuming that at all times (A) the Owner Participant has sufficient federal taxable income to make full use of the tax benefits that are subject to the Tax Loss in the year in which all of such tax benefits were assumed to be available (and in future years with respect to tax benefits that result from the Tax Loss) and (B)(i) for purposes of calculating payments necessary to make such payment on an After-Tax Basis, and for purposes of calculating an amount or amounts in the case of an Inclusion Loss, the Owner Participant’s effective federal income tax rate is the highest marginal U.S. federal income tax rate applicable to corporations generally for the relevant period or periods and (ii) for all other purposes, the Owner Participant’s effective federal income tax rate is the Assumed Tax Rate.

If the Owner Participant shall be required pursuant to a Final Determination to accrue Basic Lease Rent and Renewal Rent at a rate less accelerated than that assumed in the Tax Assumptions, then Midwest shall be permitted to defer the equity portion of Basic Lease Rent and adjust Termination Value, by such amounts and to such dates as shall preserve the Owner Participant’s Expected Return. In this regard, the Owner Participant agrees to use reasonable good faith efforts to file and diligently pursue a protective claim for refund with respect to any year as to which the IRS has challenged, pursuant to Section 467 of the Code, the rental deductions claimed by Midwest, if Midwest or EME shall so request.

Section 6.7         Method of Payment.  Upon the occurrence of a Tax Loss that results in EME having to make a tax indemnity payment to the Owner Participant, EME will have the option to:

(i)           pay, as Supplemental Lease Rent during the remaining Basic Lease Term, such amounts as are necessary to preserve the Owner Participant’s Expected Return;

(ii)          pay the Owner Participant the indemnity amount determined under the Lump Sum Method on an After-Tax Basis; or

(iii)         reimburse the Owner Participant, on an After-Tax Basis, from time to time for such federal taxes that it is required to pay as a result of the Tax Loss, in which case the Owner Participant shall, on a grossed-up basis, pay EME a reverse indemnity as tax benefits attributable to the circumstances relating to the Indemnified Tax Loss are realized (but not in excess of the indemnity previously paid by EME). Any subsequent loss of any tax benefit taken into account in computing EME’s indemnity, or paid to EME, shall be indemnifiable as a Tax Loss without regard to the exclusions set forth in Section 7, except for the exclusions set forth in Section 7(iii) or Section 7(xii).

EME’s ability to pay an indemnity pursuant to (i) and (iii) above shall be subject to the absence of a continuing Lease Event of Default and on the senior unsecured obligations of Midwest being rated investment grade by a nationally recognized rating agency at the time the indemnity is otherwise payable by EME.

Section 6.8         Time of Payment.  Any amount payable to the Owner Participant pursuant to this Section 6 shall be paid (or commence to be paid) within the latest of:

(a)          15 days after the receipt by EME of the Statement (but in any event not later than three Business Days prior to the due date of such taxes),

(b)          in the case of amounts that are being contested in accordance with Section 8 of this agreement, 15 days after the date of a Final Determination thereof, and

(c)          in the case of any indemnity demand for which EME has requested review and determination pursuant to Section 6.10 below, 15 days after the completion of such review and determination.

provided, however, that if EME shall elect to pay such sum prior to the latest of the dates heretofore referred to in this sentence, then EME shall not be required to pay the Owner Participant the amount of any interest that shall be attributable to the period after such payment by EME if there is a procedure whereby the Owner Participant can make a payment or deposit with respect to the Indemnified Tax Loss that will stop the accumulation of such interest and that will not have any unindemnified material adverse financial effect or materially adversely affect the Owner Participant’s right to contest vigorously any claims the IRS may have with respect to matters for which EME is not providing indemnification hereunder.

Section 6.9         Tax Savings.

(a)          Tax Savings. If EME indemnifies the Owner Participant for a Tax Loss under clause (iii) of Section 6.7 and the Owner Participant realizes (or would have realized had it had sufficient taxable income and tax liability) during any taxable year a reduction in U.S. federal or state income taxes (including any offset or refund of income taxes and interest thereon) that is attributable to, and would not have occurred but for:

(i)           any Indemnified Tax Loss, or

(ii)          any circumstances or adjustments giving rise to such Indemnified Tax Loss,

and that, in either such case, was not previously taken into account in computing an indemnity with respect thereto, then, the Owner Participant shall pay to EME an amount or amounts that, on an After-Tax Basis, shall be equal to the reduction or deemed reduction in U.S. federal and state income taxes plus the amount of any interest attributable to such refund. Any reverse indemnity payment will not be in excess of the amount of the indemnity previously paid by EME (with any excess reverse indemnity payments being available as an offset against future federal income tax indemnities otherwise payable by EME). No such payment shall be required to be made while a Lease Event of Default shall have occurred and be continuing. Any subsequent loss of benefits assumed to be realized by the Owner

Participant in making such reverse indemnity payment shall be indemnified against by EME.

(b)          Determination of Foreign Tax Credit Usage.  For purposes of determining under Section 6.9(a) whether the Owner Participant has utilized any foreign tax credits attributable to the Facility Lease as a credit against its federal income tax liability, such tax shall be considered utilized as a credit after any other foreign tax of the Owner Participant. However, if the Owner Participant has entered into or enters into an unrelated lease transaction, the Owner Participant shall be deemed to utilize (1) first foreign taxes other than those described in clauses (ii) and (iii) below, (ii) second, on a pro rata basis, all foreign taxes with respect to which the Owner Participant is entitled to obtain indemnification in connection with a lease transaction (including the Facility Lease), other than Deemed Last Utilized Taxes and (iii) third, Deemed Last Utilized Taxes. Once a foreign tax, the loss of the credit in respect of which the Owner Participant was indemnified and paid by EME in accordance with Section 6.4, is deemed to be utilized pursuant to the ordering rules set forth in the preceding sentence, it shall not subsequently be recharacterized as not having been utilized as a result of a foreign tax liability arising in a subsequent year. A subsequent loss by the Owner Participant (by reason of an IRS determination) of any portion of any reduction in any tax liability for which the Owner Participant has paid EME pursuant to Section 6.4 shall be subject to indemnity hereunder without regard to the exclusions set forth in Section 7, except for the exclusions set forth in Section 7(iii) or Section 7(xii).

Section 6.10      Verification of Computations.  Within 15 days after EME receives from the Owner Participant any calculation of the amount or amounts payable to either the Owner Participant or EME pursuant to this Section 6, if EME so requests in writing, such calculation shall be reviewed by a nationally recognized independent accounting firm selected by the Owner Participant and reasonably acceptable to EME to determine on a confidential basis the amount of any indemnity payment by EME to the Owner Participant or any payment by a Tax Indemnitee to EME pursuant to this Section 6. The Owner Participant and EME shall cooperate with such accounting firm and supply it with all information reasonably necessary for the accounting firm to conduct such review and determination, provided that such accounting firm shall agree in writing in a manner satisfactory to the Owner Participant or EME, as the case may be, to maintain the confidentiality of such information, and provided further that neither the Owner Participant, Midwest nor EME shall be required to disclose any of its tax returns or books that the Owner Participant or EME, as the case may be, reasonably deems to be confidential in connection with such verification, and the parties hereto agree that the Owner Participant, Midwest or EME, as the case may be, shall have sole control over the positions taken with respect to such party’s tax returns and filings. The fees and disbursements of such accounting firm will be paid by EME; provided that such fees and disbursements will be paid by the Owner Participant if the accountants determine that the present value of the total payments as calculated by the Owner Participant is more than 105 percent of the present value of the correct payments (such present value in each case to be determined by the Discount Rate). In the event such accounting firm determines that such computations are incorrect, then such firm shall determine what it believes to be the correct computations. The computations of the accounting firm shall be final, binding and conclusive upon EME and the Owner Participant. The parties hereto agree that the independent public accounting firm’s sole responsibility shall be to verify the computation of any payment pursuant to this Section 6 and that matters of interpretation of this Agreement or any other Operative Document are not within the scope of the independent accountant’s responsibility. Such accounting firm shall be requested to make its determination within 30 days.

SECTION 7     SECTION 7     EXCLUDED EVENTS

(a)             General.  Notwithstanding anything to the contrary in this Agreement, EME shall not be required, with respect to a Tax Loss, to indemnify the Owner Participant provided for herein if and to the extent that such Tax Loss results directly from the occurrence of any one or more of the following events:

(i)              any voluntary sale, transfer or other voluntary disposition by the Owner Lessor, the Owner Participant or any Affiliate of the foregoing (each, a “Lessor Group Member”), or any involuntary sale, transfer or other disposition resulting from the bankruptcy of a Lessor Group Member or the foreclosure by a creditor of a Lessor Group Member, of (i) any interest in or arising under any Operative Document, (ii) the Facility or any interest therein or (iii) any interest in the Owner Participant, the Lessor or any affiliate of the foregoing, unless, in each case, such sale, transfer or other disposition (a) is in connection with a Lease Event of Default that shall have occurred and be continuing or (b) is required or contemplated by the Operative Documents;

(ii)             an event that requires Midwest to pay Termination Value to the extent such payment is made, to the extent the amount of such payment accurately reflects the timing of tax consequences arising from the event or occurrence giving rise to such payment and to the extent the Owner Participant is entitled to retain such payment;

(iii)           failure by the Owner Participant timely or properly to claim any Assumed Deduction or to exclude income on its tax return, unless, (i) in the opinion of tax counsel selected by the Owner Participant and reasonably acceptable to EME, as a result of a change in (or newly discovered) facts subsequent to the Closing Date (or, with respect to a modification, substitution or replacement or rebuilding of the Facility or any portion thereof, any Tax Law Change enacted, adopted, promulgated or decided on or after the Closing Date) there is no Reasonable Basis to make such claim or to exclude such income, or (ii) such failure is otherwise caused by Midwest’s failure to provide information as required by the Operative Documents;

(iv)           other than as a result of a Lessee Action, failure of the Owner Participant’s basis in the Facility to equal the Purchase Price;

(v)             other than with respect to a modification, substitution, replacement or rebuilding of the Facility or any portion thereof, any Tax Law Change enacted, adopted, promulgated or decided on or after the Closing Date;

(vi)           the application of Section 59A, 168(d)(3), 291 or 467 of the Code (and corresponding provisions of state tax law) or the regulations thereunder; provided, however, that, in the case of a Tax Loss attributable to Section 467, this exclusion shall apply unless such Tax Loss is caused by (A) a breach of the Lessee Tax Representation set forth in Section 4(v) of this Agreement or (B) any event described in Sections 6.2 or 6.3;

(vii)          the application of any rules relating to short taxable years, or a change in the location, business, tax or other status or tax year of the Owner Participant or the Owner Lessor;

(viii)         the failure of the Owner Participant to have sufficient income or tax liability to benefit from the Assumed Deductions, provided that this exclusion shall not affect indemnification to be calculated on an assumed basis;

(ix)           the failure of the Facility Lease to be treated as a “true lease” for federal income tax purposes, other than as a result of a Lessee Action;

(x)             the failure of the Owner Lessor to be treated as a grantor trust under Section 671 of the Code;

(xi)           the failure of the Undivided Interest to be treated as an undivided interest in the Facility;

(xii)          the gross negligence or willful misconduct of the Owner Lessor, the Owner Participant or any Lessor Group Member, or the breach or inaccuracy of any representation by the Owner Participant or the Owner Lessor in any of the Operative Documents;

(xiii)         any Lessor Group Member being, or becoming for federal income tax purposes, a charitable organization, a tax-exempt entity within the meaning of Section 168(h) of the Code, an agency or instrumentality of the United States, a state or political subdivision thereof or an international organization; or the special status of a Lessor Group Member which status causes such Lessor Group Member to be subject to the provisions of Section 55, 56, 57, 58, 59,168(f)(2), 465,469, 501, 542, 552, 851, 856 or 1361 of the Code;

(xiv)         the failure by a Lessor Group Member to contest a tax claim in accordance with, and to the extent required by Section 8, if Midwest’s ability to contest the claim is effectively precluded as a result of such failure, unless such failure to contest is caused by a Lessee Action;

(xv)          the inclusion in income by the Owner Participant upon termination of the Facility Lease of amounts attributable to Improvements to the Facility;

(xvi)         an amendment of or to any Operative Document to which any Lessor Group Member is a party and to which neither EME nor Midwest is a party and which amendment is not requested by EME or Mid-west in writing, other than an amendment (A) that may be necessary or appropriate to, and is in conformity with, any Amendment of or to any Operative Document requested by Midwest or EME in writing, (B) that is required by the terms of the Operative Documents or by applicable law, or (C) if at the time of such amendment a Lease Event of Default shall have occurred and be continuing;

(xvii)       penalties or additions to tax under Section 6662 or Section 6663 of the Code or relating to estimated tax, in either case to the extent attributable to matters unrelated to the transactions contemplated by the Operative Documents;

(xviii)      a determination that the Owner Participant is not holding the Facility in the ordinary course of a trade or business or that the Owner Participant did not enter into the transactions contemplated by the Operative Documents for profit, unless caused by a Lessee Action;

(xix)         the failure of the Lessor Loan to constitute qualified non-recourse financing within the meaning of Treasury Regulation Section 1.861-10T;

(xx)          the Owner Participant’s making of any tax election that is inconsistent with the Assumed Deductions; and

(xxi)         the source of any income, losses or deductions being treated as outside the United States other than as a result of the relocation of the Facility or any portion thereof outside of the United States.

(b)             Limitation of Amount.  Except in the case of a transfer in connection with the exercise of remedies during the continuance of a Lease Event of Default, EME shall not be obligated to make any indemnity payment to the Owner Participant in excess of the amount, calculated on an After-Tax Basis, that would have been payable hereunder had there not been a transfer of any direct or indirect interest in the Facility to any transferee by the Owner Participant after the Closing Date; provided, however, that such limitation shall not apply to any payment required to be made on an After-Tax Basis. Further, EME shall not be obligated to make any indemnity payment until the exhaustion of EME’s rights under Section 8.

SECTION 8    SECTION 8    CONTESTS

If the Owner Participant receives written notice of a claim by the IRS which, if sustained, together with the amounts required to be paid if such a claim were made and sustained with respect to the Other Undivided Interest, would result in a Tax Loss requiring the payment of an indemnity by EME in excess of $100,000, then the Owner Participant shall notify EME of such claim within 10 days after receipt of such notice from the IRS and take such action in contesting such claim as EME shall request from time to time, including appeals (but not to the U.S. Supreme Court), provided that:

(i)           No Lease Event of Default shall have occurred and be continuing;

(ii)          the Owner Participant shall have received a written opinion of independent tax counsel, selected by the Owner Participant and reasonably satisfactory to EME, to the effect that, with respect to any initial contest there is a Reasonable Basis for such contest (or, in the case of a judicial appeal, such an opinion to the effect that there is Substantial Authority for the taxpayer’s position); and

(iii)         EME shall have agreed to pay, on an After-Tax Basis, all costs and expenses incurred by the Owner Participant in connection with any contest, including, without limitation, all reasonable legal and other documented out-of-pocket expenses, and shall have provided the Owner Participant with adequate assurances for the payment thereof.

Subject to the foregoing, the Owner Participant may forego any and all administrative appeals, proceedings, hearings and conferences with the IRS in respect of any claim and may, at its sole option, contest the claim in any permissible forum selected by the Owner Participant.

The Owner Participant may, at its sole option, either pay the tax claimed and sue for a refund or contest the claim in any permissible forum, considering in good faith, however, such requests as EME and its counsel shall make concerning the most appropriate forum in which to proceed and other relevant matters. If the Owner Participant chooses to pay the tax claimed and sue for a refund, EME shall advance to the Owner Participant, on an interest-free basis and with no additional net after-tax cost to the Owner Participant, sufficient funds to pay the tax and interest, penalties and additions to tax payable with respect thereto (to the extent such amount is indemnified against by EME). The Owner Participant shall not settle any claim without EME’s consent; provided, that the Owner Participant shall not be required to contest any proposed adjustment and may settle any such proposed adjustment if the Owner Participant shall waive its right to indemnity with respect to such adjustment and any future adjustments relating to the same issue or issues for which EME’s right to contest shall have been effectively precluded by the failure to contest, and shall pay to EME any amount previously paid or advanced by EME with respect to such adjustment or the contest of such adjustment (other than amounts paid or advanced pursuant to EME’s obligation to pay the costs of the contest). The Owner Participant (i) shall not make payment of any claim for at least 30 days after giving written notice of such claim to EME if such forbearance is permitted by law and shall inform EME in reasonable detail of the nature and extent of and purported basis (to the extent of the Owner Participant’s knowledge thereof) for such claim, (ii) shall consult with and consider in good faith EME’s suggestions regarding the conduct of such contest (but the manner in which such contest is conducted shall be determined in all respects by the Owner Participant in its sole discretion) and shall keep EME reasonably informed as to the progress of such contest, and (iii) shall provide EME and its counsel with copies of any correspondence (or excerpts thereof relating to the adjustment or the contest of such adjustment) or excerpts of other written material received by the Owner Participant in connection with the contest and to review and make suggestions on all submissions to the IRS and to any court to the extent such documents and submissions relate to the Tax Loss (it being understood that EME shall not be permitted to review any portions of such documents or submissions unrelated to the transactions contemplated by the Operative Documents); provided, however, that in no circumstances shall EME be entitled to review any federal income tax returns of the Owner Participant or any of its Affiliates, EME and its counsel shall maintain confidentiality with respect to all such information.

If EME shall have requested the Owner Participant to contest such claim as above provided and shall have duly complied with all the terms of this Section 8, EME’s liability for indemnification under Section 6 shall, at EME’s election, be deferred until a Final Determination of the liability of the Owner Participant. At such time, EME shall become obligated for the payment of any indemnification hereunder resulting from the outcome of such contest, and the Owner Participant shall become obligated to refund to EME any amount received as a refund by the Owner Participant or credited to the Owner Participant fairly attributable to advances by EME hereunder. Within fifteen (15) days following such Final Determination, any amounts due hereunder shall be paid first by set-off against each other and either (a) EME shall pay to the Owner Participant any excess of the full amount due hereunder over the amount of any advances previously made by EME and applied against EME’s indemnity obligation as aforesaid or (b) the Owner Participant shall repay to EME any excess of such advances over such full amount due hereunder, together with any interest received by the Owner Participant that is properly attributable to such excess amount of such advances during the period such advances were outstanding, and, if EME shall have indemnified the Owner Participant with respect to the adverse tax consequences of any advances or payments hereunder, the amount of any tax savings resulting from any payment pursuant to this sentence.

Notwithstanding anything to the contrary contained in this Section 8, the Owner Participant shall not be required to contest any claim hereunder if the subject matter thereof shall be of a continuing nature and shall have been previously decided by a court of competent jurisdiction pursuant to the contest provisions of this Section 8, unless there shall have been a change in law (or interpretation thereof) or a change in facts after the date with respect to which such previous contest shall have been decided, and the Owner Participant shall have received, at EME’s expense, an opinion of independent tax counsel selected by the Owner Participant and reasonably acceptable to EME to the effect that as a result of the change in law (or interpretation thereof) or a change in facts, there is Substantial Authority that the Owner Participant will prevail in such contest.

SECTION 9    SECTION 9    CERTAIN ADJUSTMENTS.

In the event of an Indemnified Tax Loss for which the Owner Participant has received indemnification hereunder, the Owner Participant shall recalculate Termination Values (upwards or downwards) using the methodology and assumptions (except to the extent such assumptions shall be varied to take into account the Tax Loss (and any prior or contemporaneous Tax Loss) that is the subject of such indemnification) used to calculate Termination Values on the Closing Date in order to (i) reflect such Indemnified Tax Loss and maintain the Owner Participant’s Expected Return and (ii) to the extent consistent with clause (i) hereof, minimize the net present value of Basic Lease Rent to Midwest. Promptly after such Indemnified Tax Loss occurs, the Owner Participant shall deliver to Midwest a description of the revised Tax Assumptions and shall prepare a schedule of revised Termination Values, with a description setting forth in reasonable detail the calculation thereof (not including such methodology and assumptions) and such adjustment shall, at the request of EME, be verified by a nationally recognized independent accounting firm in accordance with the procedures set forth in Section 6.10 hereof. All adjustments shall be in compliance with the tests of Section 4.02(5) and 4.07 of Rev. Proc. 75-28 and with one or more of any “safe harbors” from characterization of the Facility Lease as a “disqualified leaseback or long-term agreement” set forth in section 467 of the Code (or any proposed, temporary or final regulations thereunder applicable to the Facility Lease) or, if no “safe harbor” exists, made in a manner to avoid characterization of the Facility Lease as a “disqualified leaseback or long-term agreement” within the meaning of Section 467 of the Code.

SECTION 10  SECTION 10  MISCELLANEOUS.

Section 10.1     Survival.  Notwithstanding any other provision of any of the Operative Documents, the obligations, rights and liabilities of the Owner Participant and EME hereunder shall continue in full force and effect notwithstanding the expiration or other termination of any of the Operative Documents.

Section 10.2     Late Payments.  Except as otherwise provided in this Agreement, any amount payable to the Lessor or EME under this Agreement not paid within 10 days from the date due and payable under this Agreement shall bear interest from the due date to the date paid at the Overdue Rate.

Section 10.3     Notices.  All notices, requests and other communications provided for herein shall be given in the manner, to the respective addresses and become effective as provided in Section 19.5 of the Participation Agreement except to the extent otherwise expressly provided herein.

Section 10.4     Assignment by the Parties.  The obligations and liabilities of EME and the Owner Participant arising under this Agreement are expressly made for the benefit of, and shall be enforceable by, the Owner Participant and EME and their successors, assigns and agents, provided, however, that (a) such successor or assign shall have specifically agreed in writing to be bound by the terms and conditions of this Agreement to perform the obligations imposed hereunder on the Owner Participant or EME, as the case may be, in accordance with the interest of such successor or assign in the Facility, the Lease and the Operative Documents, (b) the successor or assign shall not be entitled to indemnity payments or other rights or benefits greater than the payments, rights or benefits to which the Owner Participant or EME, as the case may be, would have been entitled if no transfer or assignment had occurred, and (c) in applying the terms hereof to such successor or assign, the terms “Owner

Participant” and “EME” as used herein shall mean such respective successor or assign.

Section 10.5     Set Off, Counterclaim, Etc.  Except as explicitly provided herein, no payment required to be made by any party pursuant to this Agreement shall be subject to any right of set off, counterclaim, defense, abatement, suspension, deferment or reduction, and, except in accordance with the express terms hereof, no party shall have any right to be released, relieved, or discharged from any obligation or liability under this Agreement for any reason whatsoever. Nothing contained herein shall be construed to waive any claim which EME, Midwest or the Lessor might have under any of the Operative Documents (including this Agreement and including, without limitation, claims or defenses that indemnities or other payments demanded from or paid by Midwest, EME or the party are or were erroneous) or otherwise, or to limit the right of Midwest, EME or the party to make any claim it might have against the Owner Participant, EME or Midwest or any other Person or to pursue such claim in such manner as Midwest, EME or the Owner Participant shall deem appropriate, or to require Midwest, EME or the Owner Participant to pay the same obligation more than once.

Section 10.6     Method of Payment.  All payments to be made to the Owner Participant by EME pursuant to this Agreement shall be made by wire transfer in immediately available funds to such bank account of the Owner Participant as the Owner Participant from time to time shall have directed to EME, such direction to be given in writing at least 5 Business Days prior to the due date thereof. All payments to be made to EME by the Owner Participant pursuant to this Agreement shall be made by wire transfer of immediately available funds to such bank account as EME from time to time shall have directed to the Owner Participant, such direction to be given in writing at least 5 Business Days prior to the due date thereof.

Section 10.7     Severability.  If any provision hereof shall be invalid, illegal or unenforceable under Applicable Law, the validity, legality and enforceability of the remaining provisions hereof shall not be affected or impaired thereby.

Section 10.8     Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE.

Section 10.9     Counterparts.  This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, and such counterparts together shall constitute and be one and the same instrument.

Section 10.10   Future Changes.  In the event any change in law or other circumstances causes material harm to any Lessee Person, the Owner Participant, or any Affiliate of any thereof or in the event it is possible to eliminate or reduce any existing or potential material harm or create or increase any benefit available to any party each party agrees, if requested, to negotiate in good faith with each other party regarding amending the Operative Agreements or taking (or failing to take) any other appropriate action to remove or minimize such material harm or create or increase any benefit; provided, however, that no party shall be obligated to accept any amendment of any Operative Agreement or to take (or fail to take) any action if, in that party’s good faith judgment, such amendment, act or failure might cause such party or any Affiliate of such party any adverse effect (unless appropriately and satisfactorily indemnified therefor); provided further, however, that the party requesting the amendment or action shall pay, on an After-Tax Basis, the legal expenses of each other party; provided further, however, that the Tax Assumptions shall be adjusted as appropriate to reflect any such amendments, acts or failures to act of any party and provided, further, however, that nothing in this Section 10.10 shall be construed to limit any Lessee Person’s use or operation of the Facility under the Operative Documents.

Section 10.11   Confidentiality.  Except to the extent necessary for the exercise of its rights and remedies and the performance of its obligations under the Operative Documents, no party hereto will itself use or intentionally disclose or permit its agents to disclose, directly or indirectly, any information obtained from any of the parties hereto or in connection herewith or any portion of any Operative Document not available for public inspection, and will use all reasonable efforts to have all such information kept confidential; provided, that (a) each party may use, retain and disclose any such information to (i) its special counsel and public accountants, any Indemnitee and any of its potential transferees if the party in question agrees to keep such information confidential to the extent provided herein and (ii) any governmental agency or instrumentality or other supervisory body requesting such disclosure, (b) each party may use, retain and disclose any such information which has been publicly disclosed (other than by such party or any affiliate thereof in breach of this section 15) or has rightfully come into the possession of such party or any affiliate thereof (other than from another party hereto) and (c) to the extent that such party or any Affiliate thereof may have received a subpoena or other written demand under color of legal right for such information, such party or affiliate may disclose such information, but such party shall first, as soon as practicable upon receipt of such demand, furnish a copy thereof to the party such information relates to, as the case may be, and take advantage of the maximum time allowed under such demand or any extension thereof obtained by such party.

Section 10.12   Non-Parties.  EME may require as a precondition to the making of any indemnity payment hereunder calculated by reference to a Person other than the Owner Participant, that the Owner Participant shall deliver to EME an agreement in writing signed by such Person, in a form reasonably acceptable to EME, in which such Person agrees to be bound by the terms of this Agreement.

IN WITNESS WHEREOF, the Owner Participant and EME have caused this Tax Indemnity Agreement to be duly executed as of the day and year first above written.

JOLIET GENERATION I, LLC

By	/s/ Christopher P. Kelleher
Name:	Christopher P. Kelleher
Title:	Vice President

EDISON MISSION ENERGY

By	/s/ John P. Finneran
Name:	John P. Finneran, Jr.
Title:	Vice President

Exhibit I

Appraisal Information for Purposes of Section 4(ii) of the Tax

Indemnity Agreement

Source Information Provided by Edison Mission Energy*

* Documents listed in this list were provided to D&T by Edison Mission Energy, unless otherwise noted and have been relied upon by D&T in reaching the conclusions in the appraisal.